Exhibit 10.15

PINON RIDGE CORPORATION

31161 Highway 90, P.O. Box 825

Nucla, Colorado 81424-0825

970-864-2125

November 2, 2016

CONFIDENTIAL

Mr. Michael Skutezky

Chairman of the Board

Western Uranium Corporation

10 King Street East, Suite 700

Toronto, Ontario M5C 1C3

Canada

Dear Mr. Skutezky,

Pinon Ridge Corporation (Pinon Ridge) which owns one hundred percent of Pinon Ridge Resources Corporation (formerly named Energy Fuels Resources Corporation) and Western Uranium Corporation (Western) by this Letter of Intent are pleased to set out certain understandings with regard to a proposal setting forth the general terms of agreement between Western and Pinon Ridge. Under its terms, Pinon Ridge will process all of Western’s uranium/vanadium ore produced from mines in the Western United States at a cost to be determined in a definitive agreement. Western through its subsidiary, Black Range Minerals, will provide Pinon Ridge the use and application rights to utilize Ablation Mining Technology (AMT) to process the ore of Western and its subsidiaries to extract uranium and vanadium content and seek a further arrangement by which AMT may also be used on third party ore. It is the intention of Pinon Ridge to enter into a definitive agreement with Western substantially reflecting the terms of this Letter of Intent to be executed by the parties on or before March 1, 2017.

In consideration of this Letter of Intent, Western will make a deposit payment of Forty Thousand Dollars (USD$40,000.00) on or before December 1, 2016, and pay all Pinon Ridge pre-development costs incurred from this date forward. The terms of the definitive agreement will provide for a formula agreed between the parties to determine how Pinon Ridge will be reimbursed for previously paid pre-development costs incurred by Pinon Ridge prior to the signing of this Letter of Intent. All pre-development costs to be paid prior to the signing of a definitive agreement by Western will be restricted to the payment and/or reimbursement of arms-length transactions paid to third parties as evidenced by invoices and agreements subsequent to January 1, 2014 less the initial Forty Thousand Dollar (USD$40,000.00) deposit payment. Further, the terms of the definitive agreement will set out a formula to fairly compensate each party for their respective contributions.

The parties will negotiate the terms of the definitive agreement to grant Western the most economical processing arrangement, recognizing the investment of Pinon Ridge to date, the additional expenditures required to bring the project to production status, the cost of operations, and the scarcity value of the permitted Pinon Ridge Mill uranium recovery facilities.

The parties hereto have executed this Letter of Intent this 2nd day of November 2016.

WESTERN URANIUM CORPORATION,		PINON RIDGE CORPORATION,
an Ontario corporation		a Colorado corporation

By	/s/ Michael Skutezky	By	/s/ George Glasier
	Michael Skutezky, Chairman of the Board		George E. Glasier, President